Ex. 99.1

PRESS RELEASE	Contact:	Tiffany K. Glenn
For Immediate Release		Executive Vice President
Investor Relations Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES ANNOUNCES RETIREMENT OF

VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER JACK W. GIBSON

NORFOLK, VIRGINIA, MAY 19, 2009: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR), the financial holding company of Bank of Hampton Roads and Shore Bank, today announced the retirement of Jack W. Gibson as a director and officer of the Company and its subsidiaries. Gibson, who served as Chief Executive Officer for Hampton Roads Bankshares and President and CEO of Bank of Hampton Roads, will depart after a twenty-two year tenure with the Bank. The announcement was made by Emil A. Viola, Chairman of the Board.

“The time is right,” says Gibson, who has been with the Company since its inception in 1987. “It is well known within the Company that I would like to retire by age sixty and I’m almost there. It is simply a better time now than it will be in another year. The acquisition of Gateway is complete and the conversion related to the merging of Gateway Bank into Bank of Hampton Roads is done. I've accomplished my primary objective of ensuring a smooth transition during this process. With that achieved, I can think of no better time to fulfill my personal goal of early retirement.”

Chairman Viola stated, “On behalf of the Board of Directors and our entire organization, I would like to thank Jack Gibson for his twenty-two years of vision and leadership. With Jack at the helm of our organization, we have been able to report twenty-one years of consecutive earnings increases to our shareholders, grow our bank franchise across three states and become one of the largest bank holding companies headquartered in Virginia. Because of his generosity, our community has benefited from the Company’s success as well, with nearly $1 million donated to local charities over the last ten years. Thanks to Jack’s guidance, Hampton Roads Bankshares is well-positioned to continue its success during this transition and beyond, and the Board is grateful for the legacy he leaves behind. Jack is truly a man at the top of his career and we wish him well in his retirement years.”

Adds Gibson, “We have a strong management team, experienced in all facets of the banking industry. Most importantly, they share my philosophy of making decisions that are in the best interests of our shareholders and as one of the Company’s most devoted shareholders, they can be assured that I will do my best to hold them to this commitment. It has been an exciting career for me and I wish the Company and all of its employees continued success.”

The Board has begun its search for a new CEO and in the interim will look to its four-member executive management team comprised of Douglas J. Glenn, Executive Vice President, Chief Operating Officer and General Counsel; Scott C. Harvard, Executive Vice President and President and CEO of Shore Bank; Neal A. Petrovich, Executive Vice President and Chief Financial Officer; and David R. Twiddy, Executive Vice President and President and CEO of Gateway Bank to assume Mr. Gibson’s responsibilities.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987 and Shore Bank, which opened in 1961. The banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates thirty banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed and furnished to the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements made in this press release and this release shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

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